Exhibit 10.32

CONSULTING AGREEMENT
November 26, 2007

BETWEEN

Baron Group USA, LLC
444 Madison Ave,  40th Floor
New York, NY 10022

AND

Little Squaw Gold Mining Company
3412 S. Lincoln Dr.

Spokane Washington
99203  USA

THIS CONSULTING AGREEMENT (this “Agreement”), dated for reference and made this 26th day of November, 2007, between: Little Squaw Gold Mining Company, 3412 S. Lincoln Dr., Spokane, Washington 99203 (the “Issuer” or “Little Squaw”) and Baron Group USA, LLC (the “Consultant”).

WHEREAS, Consultant provides a variety of strategic planning, financing, merger and acquisition advisory and other services to assist its clients with their financing requirements;

WHEREAS, the Issuer desires to retain the financial advisory services of the Consultant and to utilize Consultant's network of institutional fund managers, hedge funds, private equity investors, banks and institutional lenders (collectively, the "Consultant Contacts") to locate potential investors on a best efforts basis for a Financing for the Issuer on the terms set forth in the term sheet attached hereto as Exhibit A (the "Private Placement");

WHEREAS, the Issuer and Consultant wish to formalize in a written agreement the terms and conditions under which the Consultant will provide such services to the Issuer; in connection with the Private Placement; and

WHEREAS, the Units to be issued in the Private Placement, and the Common Shares and Warrants comprising the Units, and the Common Shares issuable upon exercise of the Warrants (collectively, with the Warrants issuable to the Agents under Section 5(d) below, the “Securities”) have not been registered with the Securities and Exchange Commission (“SEC”), pursuant to the provisions of the Securities Act of 1933, as amended (the “1933 Act”), or with state commissions or agencies pursuant to the securities laws of the states.   The Units are being sold in reliance on exemptions from the state and federal registration requirements and, when acquired, will be considered “restricted securities” as that term is defined in Rule 144 promulgated pursuant to the provisions of the 1933 Act.  Any certificate issued for the Securities will bear a legend stating, in substance, that the Securities may not be sold, assigned or transferred for value in the absence of an effective registration statement or an opinion of counsel acceptable to the Issuer that such registration is not required.

NOW THEREFORE, for the mutual promises and other considerations described herein, the parties agree as follows:

1.

APPOINTMENT

Issuer hereby engages Consultant and the Consultant agrees to use its best efforts to provide introductions to Issuer to Consultant's Contacts for the purpose of obtaining financing in connection with the Private Placement (the "Services").

2.

TERM

The term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (a) the closing of the Private Placement, or (b) six (6) months from the Effective Date (the “Termination Date”), unless earlier terminated in accordance with paragraph 8 herein, except for those provisions which by their terms survive expiration of this agreement.

3.

SERVICES

During the term of this Agreement, Consultant shall review information relating to the Private Placement and provide financial advisory services to Issuer.  Consultant shall use its best efforts to introduce prospective financiers, investors, lenders to Issuer.  Consultant may participate in the negotiations with such financiers, investors, lenders alongside Issuer.  It is agreed and understood that (a) in the United States, the activities of Consultant shall be limited to the location, identification and introduction to the Issuer of “accredited investors”, as that term is defined in Rule 501(a) of Regulation D under the 1933 Act and (b) outside the United States, the activities of Consultant shall offer and sale securities to non-U.S. persons (as defined in Rule 902(k) of Regulation S of the 1933 Act) in off-shore transactions in accordance with applicable securities law.  In connection with the services performed hereunder, Consultant will not, unless permitted by law in the jurisdiction in which such services are provided, (A) engage on behalf of the Issuer or participate in any solicitation of, recommendations to, or sale negotiations with the potential investors, (B) prepare or distribute any material including any financial data or sales materials relating to the Issuer, (C) assist in providing any financing for any purchase of an interest in the Issuer, (D) provide any advice relating to the valuation of or the financial advisability of an investment in the Issuer, or (E) handle any funds or securities of the Issuer.

4.

OBLIGATIONS OF ISSUER

Issuer shall provide Consultant, for its sole information in connection with providing Services, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably necessary and requested by the

Consultant in order to provide the Services hereunder.  Issuer shall notify Consultant of any facts which would materially affect the accuracy of any data and information previously supplied by Issuer pursuant to this paragraph.  To the extent Issuer is aware of and has the authority to do so under applicable law, Issuer shall provide Consultant with any publicly released news that may be pertinent to Consultant's provision of the Services.  Issuer agrees that it will provide such information to Consultant with commercially reasonable promptness.   All information provided by Issuer with respect to its own business operations shall be accurate and complete in all material respects.  Issuer understands and acknowledges that Consultant cannot guarantee that its Services provided hereunder will achieve any particular objective or fulfill any specified goals.

5.

CONSIDERATION

In consideration of the Consultant using its good and valued name and services, the Issuer, upon closing of any subscription from investors in the Private Placement, hereby agrees, subject to applicable securities laws, as follows:

(a)

Issuer agrees to pay Consultant a non-refundable signing fee of $25,000.00 upon signing this Agreement.

(b)

Issuer will reimburse Consultant for reasonable out-of-pocket expenses directly incurred by Consultant in performance of its Services.  All such expenses over $2,000.00 must be pre-approved in advance by Issuer, and must be verified by appropriate receipts and documentation.

(c)

Pay to the Consultant a cash finder’s fee in United States dollars of 8% of the gross proceeds received by the Issuer in the Private Placement.

(d)

Issue the Consultant common share purchase warrants (the “Consultants’ Warrant”) representing 10% (rounded up to the nearest whole number) of the number of warrants issued to investors in the Private Placement based on the same terms and conditions as those of the financing investors.  For greater certainty and by way of example, the Private Placement contemplates issuing units, each unit consisting of one (1) share of common stock and one-half (1/2) of one (1) share purchase warrant (each whole warrant exercisable to acquire one (1) share of common stock at $1.50 per share).  The Consultant will be eligible to receive 10% of the number of whole warrants issued to investors in the Private Placement (e.g., if a total of 10,000,000 units are issued, then 5,000,000 warrants would be issued to investors and 500,000 warrants would be issued to the Consultant).  Each Consultant warrant shall be exercisable to acquire one (1) share of common stock at $1.50 per share for a period of twenty-four (24) months.  The Consultant may designate one or more persons to which the Consultants’ Warrants shall be issued, subject to applicable securities laws.

(e)

Payment is due immediately upon Issuer receiving funds from investors at closing.  Issuer will pay the consultant fees directly to Consultant and issue Consultant’s Warrants in accordance with Section 5(d) concurrent with the closing of the Private Placement.

(f)

The Issuer shall pay the consideration set forth in section 5(c) and (d) above if, within eighteen months (18) months of the Termination Date from any investor who did not have a pre-existing relationship with the Issuer and who was initially introduced to the Issuer by the Consultant and confirmed in writing by the Issuer (each, a “Consultant Investor”), the Issuer subsequently closes another financing with such Consultant Investor.

(g)

If the Issuer consummates any merger, acquisition, sale of substantially all of its assets, debt financing or equity transaction, not otherwise contemplated in Sections 5(a), (b), (c), (d) or (f) above, with a Consultant Investor during the period eighteen (18) months from the Termination Date, Issuer shall pay Consultant a cash transaction fee equal to five percent (5%) of the value of such transaction.

(h)

Consultant shall be the exclusive and sole representative for Issuer during the term of this Agreement. Consultant may engage qualified broker-dealers in connection with providing Services in connection with the Private Placement, provided that such broker-dealers are properly registered and agree to comply with the terms of this Agreement.

6.

DEEMED INVESTOR

In order to be deemed a Consultant Investor for the purposes of Section 5(f) above, each Consultant Investor will be identified in writing by the Consultant to the Issuer.  Each purchaser of Units in the Private Placement will be required to provide the Issuer with an executed Subscription Agreement in the form provided by the Issuer in connection with the Private Placement and tender the purchase price to the Issuer prior to closing.  The Issuer will immediately notify Consultant should a subscription agreement be completed and accepted by the Issuer in connection with the Private Placement.

7.

SECURITIES COMPLIANCE

In conducting its activities in connection with the Private Placement, the Consultant covenants and agrees to comply with all applicable securities laws and regulations of all jurisdictions in which the Units will be offered for sale. Further, in performing the services set out herein the Consultant agrees, represents and warrants that:

(a)

Consultant will make no representations concerning the Issuer that are not authorized by the Issuer in writing, make no untrue statement of a material fact and not omit to state a material fact required to be stated or necessary to make any statement not misleading;

(b)

Issuer shall incur no liability whatsoever in respect of any unauthorized representations made by the Consultant;

(c)

Consultant shall not engage in or issue any advertisement, article, notice, or other communication mentioning the Units, publish in any newspaper, magazine or similar medium or broadcast over television or radio any information regarding the Issuer or the Units or “directed selling efforts” (as defined in Rule 902(c) of Regulation S under the 1933 Act) in the United States;

(d)

Consultant shall make introductions to potential investors in the United States or who are U.S. persons that the Consultant reasonably believes are “accredited investors” as defined in Rule 501(a) of Regulation D under the 1933 Act and to persons outside the United States to non-U.S. persons, who will purchase Units in off-shore transactions in compliance with Rule 903 of Regulation S under the 1933 Act and in accordance with applicable law or the jurisdiction;

(e)

Consultant shall comply with all applicable laws and regulations in connection with the services rendered to the Issuer under this Agreement, including, but not limited to, compliance with all applicable securities laws in Canada, the United States and the

European Union or any province, state, territory or jurisdiction therein, as may be applicable;

(f)

Consultant shall conduct Consultant’s activities in such a manner that the exemption from registration of the offer and sale of Units in the Private Placement under Section 4(2) and Rule 506 of Regulation D under the 1933 Act and any applicable state securities laws or any order, rule or regulation promulgated thereunder, will not be adversely affected by Consultants; and

(g)

Consultant has and shall maintain all business and professional licenses, registrations and permits necessary or appropriate, and agree to obtain and maintain any such license, registration or permit that may hereafter become necessary or appropriate, under all applicable laws and regulations, and shall otherwise comply with all applicable laws and regulations to complete the Financing.  Consultant, as required under applicable law, will conduct any activities under this Agreement requiring such licensing or registration through a broker/dealer registered with the Financial Industry Regulatory Authority (formerly NASD) that is an affiliate of Consultant or otherwise selected by Consultant.

8.

MISCELLANEOUS

(a)

Termination:  This Agreement may be terminated (i) by either party upon thirty (30) days prior written notice to the other party commencing the first month from the Effective date of this Agreement,    (ii) with the mutual written consent of both parties at any time, or (iii) immediately by either party upon the occurrence of a material breach of this Agreement by the other party.  In the event (1) Issuer terminates this Agreement prior to the expiration of its term pursuant to subsection (i) above and (2) within eighteen (18) months following its termination Issuer receives capital from a Consultant Investor, Issuer will be obligated to pay the fees set forth in Section 5(c) and 5(d) upon closing of such transaction.

(b)

Non-Circumvention:  Except as otherwise contemplated by this Section 8(b), the Issuer will not (i) contact any Consultant Investor introduced directly or indirectly by the Consultant or (ii) enter into a financing or consulting or business relationship with any Consultant Investor within eighteen (18) months from the date of termination of this Agreement without the written consent of the Consultant, which shall not be unreasonably withheld.  Should the company wish to pay consulting or finders fees in association with a financing from a Consultant Investor as contemplated in Section 5(f) above, to the extent permitted by applicable law, the Issuer will copy the Consultant on all relevant correspondence, email, fax or other communications.  Consultant has the right to be at all meetings with the parties introduced directly or indirectly by the Consultant to the Issuer, subject to and in accordance with applicable law.  Proper advance notice of such meetings will be provided by Issuer, and where Consultant cannot be at meetings, the Issuer will advise Consultant of such meetings and review any relevant discussions, subject to and in accordance with applicable law.

(c)

Modification:  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.  This Agreement may be amended only in writing signed by both parties.

(d)

Notices:  Any notices hereunder shall be sent to Issuer and the Consultant at their respective addresses set forth below:

If to Issuer:

Little Squaw Gold Mining Company
3412 S. Lincoln Dr.

Spokane Washington  99203
Attn:  Richard Walters

If to Consultant:

Baron Group USA, LLC
c/o Lawrence Berk
444 Madison Avenue
40th Floor
New York, NY 10022

Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail.  Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

(f)

Waiver:  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement.

(g)

Relationship of the Parties:  Nothing in this Agreement shall create any partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent and neither has the authority to bind the other in any way.

(h)

Severability:  If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(i)

Governing Law:  This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without regard to conflict of laws.

(j)

Each of Consultant, on the one hand, and the Issuer, on the other hand, shall indemnify, defend and hold the other party and their respective agents, employees, officers and managers, harmless from and against any and all liability, damage, cost or expense (including reasonable attorneys’ fees) arising out of any losses, claims, damages and liabilities  related to (i) a breach by any party of its covenants, representations or warranties set forth in this Agreement or (ii) any party’s non-compliance with the provisions of this Agreement applicable thereto.  The foregoing indemnification obligation shall survive the Termination Date.

(k)

Proprietary Information:  The Consultant acknowledges and agrees that specified segments of information received from Issuer under this agreement are exclusive proprietary information and the same shall not be divulged, published, or distributed in any manner or form to any third party without the written consent of Issuer.

[Signature Page Follows]

Upon execution of this Agreement by Baron Group USA, LLC and Little Squaw Gold Mining Company, a valid and binding agreement shall exist as of the date first above written.

Baron Group USA, LLC	Little Squaw Gold Mining Company

/s/ Lawrence Berk By: __________________	/s/ Richard R. Walters By: __________________
Lawrence Berk	Richard R. Walters
President and CEO November 26, 2007 Date: ____________________	President November 26, 2007 Date: ______________________

Offering	EXHIBIT A - PRIVATE PLACEMENT TERM SHEET Little Squaw Gold Mining Company
Issuer	(Little Squaw Gold Mining Company or the “Company”)
Description of Issuer Business

Little Squaw Gold Mining Company is in the business of identifying, acquiring and advancing gold properties to the discovery point where maximum shareholder value can be realized.  Little Squaw is a 49-year-old Alaska corporation, has property assets in Alaska, Nevada, Mexico and Brazil, and a seasoned management team with a well rounded independent board of directors.  The Company owns 100% of the Chandalar property located 190 air miles N-NW of Fairbanks, Alaska, and 100% of the Broken Hills, Nevada and Pedra de Fogo, Brazil gold exploration properties.  It is conducting due diligence on potential acquisitions of additional gold properties in Alaska, Nevada and Mexico.  Chandalar consist of approximately 23 square miles of unpatented State of Alaska mining claims and 426 acres of patented federal mining claims.  It has a history of gold production from small mines on both hard rock and placer (or alluvial) gold showings, and is believed to have exploration potential for discovery of a major gold deposit.

Little Squaw is an exploration stage company and none of its properties are in development or production and none contain known ore reserves (as defined in SEC Industry Guide 7); although quantities of mineralized material have been identified on the Chandalar property.

Little Squaw’s ultimate objective is to discover a world-class gold deposit. The Company intends to generate interim cash flow by developing the placer gold deposit it recently discovered at Chandalar in Little Squaw Creek.  A pre-development work program is proceeding towards test mining in 2009, with commercial production anticipated by 2011.

Issue	Private placement of Units from Authorized Shares (the “Placement”)
Issue Amount	$10,000,000 - $12,000,000
Issue Price	The price per Unit is to be determined based on the ten (10) day volume weighted price discounted by ten percent (10%).
Units

Each Unit consists of one (1) share of common stock of Little Squaw Gold Mining, (a “Share”) and one-half (1/2) of one (1) share purchase warrant. Each whole share purchase warrant is exercisable to acquire one (1) additional share of Common Stock (“Warrant Shares”) at $1.50 per share for a period of twenty four (24) months.

Minimum Purchase	Minimum investment of $250,000 or a lesser amount as may be approved by the Company in its sole discretion.
Registration Rights

Little Squaw will grant registration rights and undertake to use commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission to register the Shares and Warrant Shares for resale.  Issuing more than 8 million shares could trigger a SEC 415 comment and require the Company to limit the number of shares registered for resale in the registration statement.  If the SEC issues such a comment and the Company is required to limit the number of shares registered, then the number of Shares (including Warrant Shares) registered for each investor will be reduced on a pro rata basis (beginning with the Warrant Shares) and the remaining unregistered Shares will be subject to restrictions and hold periods, currently one year under Rule 144.

Finders Fee

The Company is to pay the Baron Group, USA, LLC (“Baron”) eight percent (8.0%) of gross sales in cash plus issue to Baron compensation warrants equivalent to ten percent (10.0%) of the total number of warrants issued from the sale of Units pursuant to this Placement on the closing date pursuant to a consulting agreement.

Use of Proceeds

Based on $10,000,000 Closing

        $

Cost of Offering (8% of Gross Proceeds)

    800,000

Chandalar placer and lode gold exploration

   and development

  3,500,000

Brazil, Mexico & Nevada properties exploration

  1,000,000

General corporate and capital equipment

  3,200,000

G & A

  1,500,000

                                          Total

10,000,000

2008 – 2011

Drill 150 more holes in Chandalar placer gold deposit in 2008, with bulk yardage sampling in 2009, feasibility study and mine engineering in 2009-10, start up production in 2010 and full production in 2011. Additional financing will be required to capitalize full production. Drilling Chandalar lode gold deposits 2008-10. Drilling on Brazil, Mexico or Nevada properties in 2008-09.

Selling Jurisdictions

The Units may be sold in certain jurisdictions outside the United States as solely determined by the Company in accordance with available exemptions.  The Securities will be offered in the United States to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (“1933 Act”), pursuant to available exemptions under the 1933 Act and state securities law and outside the United States in off shore transactions to non-U.S. persons in accordance with Regulation S under the 1933 Act.

Hold Period

The securities comprising the Units (and the Common Shares issuable upon exercise of the Warrants) are “restricted securities” (as defined in Rule 144) and may not be sold absent registration or an exemption from registration.

Listing	Little Squaw Gold Mining Inc. is listed on the Nasdaq over the counter bulletin board under the symbol “LITS”
Closing Date	Mid-December, 2007